EXHIBIT 10.15

AMENDMENT TO THE
EXECUTIVE PENSION PLAN OF THE
FEDERAL NATIONAL MORTGAGE ASSOCIATION,
AS AMENDED AND RESTATED

WHEREAS, Fannie Mae has established the Executive Pension Plan of the Federal National Mortgage Association, as amended and restated, effective as of September 16, 1986 (the “Plan”);

WHEREAS, the Board of Directors of Fannie Mae (the “Board”), pursuant to Section 20 of the Plan, has the authority to amend the Plan; and

WHEREAS, the Board has determined that it is advisable and in the best interests of Fannie Mae to amend the Plan in the manner hereinafter set forth.

NOW THEREFORE, the Plan is amended effective March 1, 2007 in the following respects:

1.	The definition of “Total Compensation” in Section 2 – Definitions – is amended and restated in its entirety to read as follows:

“Total Compensation” means the sum of annual base salary, including amounts deferred by the Participant under the Federal National Mortgage Association Optional Deferred Compensation Plan, and its successor plans, and amounts which, pursuant to the election of the Participant, the Corporation has contributed to any cash or deferred arrangement qualified under Section 401(k) of the Code; plus:

(a)
for compensation earned prior to March 1, 2007, the Participant’s other taxable compensation paid by the Corporation with respect to the calendar year for which the determination is made; provided, however, that such other taxable compensation shall be allocated equally over the years in which it is earned.

(b)
for compensation earned on or after March 1, 2007, the cash bonus earned by the Participant under the Corporation’s Annual Incentive Plan, or its successor with respect to the calendar year for which the determination is made.

Notwithstanding paragraphs (a) and (b) above, except as otherwise provided in an employment agreement, the portion of Total Compensation that is not annual base salary shall be limited in each year to 50 percent of the Participant’s annual base salary for such year.

2.	Section 11 – Form of Benefit Payments – is amended and restated in its entirety to read as follows:

Payments under this Plan shall be made monthly to a Participant for as long as the Participant shall live in an amount equal to one-twelfth of the annual normal or early retirement benefit, as applicable, in which the Participant is vested. In addition, if a Participant dies after the Participant’s payments under the Plan commence, the Participant’s Surviving Spouse (regardless of the Participant’s age at the time of the Participant’s death) shall be entitled to monthly payments, commencing on the first day of the month coincident with or next following the date of the Participant’s death and continuing for the duration of the Participant’s life, of 100% of the monthly amount which was being paid to the Participant at the time of the Participant’s death.

Notwithstanding the preceding paragraph, for those employees who first become Participants in the Plan on or after March 1, 2007:

(a)
The normal form of benefit payment under the Plan is a single life annuity (i.e., a monthly payment to the Participant for as long as the Participant shall live in an amount equal to one-twelfth of the annual normal or early retirement benefit, as applicable, in which the Participant is vested). Each Participant may elect to receive in lieu of the normal form of benefit payment an actuarially equivalent annuity in one of the following forms:

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i.
100% joint and survivor annuity with the Participant’s Surviving Spouse (i.e., an annuity which is the actuarial equivalent of the benefit in the normal form which provides monthly income for the life of the Participant with a survivor annuity for the life of the Participant’s Surviving Spouse which is equal to 100% of the monthly amount of benefit payable during the joint lives of the Participant and the Participant’s Surviving Spouse); or

ii.
50% joint and survivor annuity with the Participant’s Surviving Spouse (i.e., an annuity which is the actuarial equivalent of the benefit in the normal form which provides monthly income for the life of the Participant with a survivor annuity for the life of the Participant’s Surviving Spouse which is equal to 50% of the monthly amount of benefit payable during the joint lives of the Participant and the Participant’s Surviving Spouse).

A Participant who wishes to elect an optional form of benefit under this Section 11(a) shall make application therefore in accordance with the procedures established by the Committee, which procedures shall require that such election be made prior to the date benefits commence, and at a time and in a manner that complies with Section 409A of the Internal Revenue Code.

(b)
An appropriate adjustment using reasonable actuarial assumptions shall be made to the Participant’s annual normal or early retirement benefit based on the form of benefit elected by the Participant. For the purpose of this Section 11, the actuarial adjustment shall be calculated using the same mortality assumptions used by the Federal National Mortgage Association Retirement Plan For Employees Not Covered Under Civil Service Retirement Law.

3.	A new section 26 is added to the Plan to read as follows:

26.        Compliance with Section 409A of the Code.

To the extent that benefits are not grandfathered from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. The Plan may be amended from time to time by the Board to effect required compliance under Section 409A of the Code.

4.	In all other respects the Plan remains unchanged.

IN WITNESS WHEREOF, Fannie Mae has caused this instrument to be executed by its officer this 26th day of February, 2007.

FANNIE MAE

By: /s/ Beth A. Wilkinson
Beth Wilkinson
EVP, General Counsel & Secretary

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